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                            DART GROUP PRESS RELEASE





Contact:         Stanley Rubenstein
                 212-297-6108



                             DART GROUP CORPORATION
                      APPOINTS NEW CHIEF FINANCIAL OFFICER



         Landover, MD, October 11, 1994 ... Dart Group Corporation (NASDAQ:
DARTA), has announced the appointment of Robert A. Marmon as its Chief Financial Officer. Mr. Marmon will also serve as Chief Financial Officer for Crown Books Corporation and Principal Financial Officer for Trak Auto Corporation and certain other companies in which Dart or its majority owned subsidiaries hold majority interests.

         Mr. Marmon, 50, of Merion Pennsylvania is a management consultant. He is a McKinsey & Company, Inc. alumnus and was an executive with The Palmieri Company from 1973 to 1988. The Palmieri Company specializes in managing companies and assets to restore or improve their values. As a Palmieri executive, Mr. Marmon served as Chief Financial Officer of both public and private companies.

         Dart owns approximately 51% of Crown Books, 65% of Trak Auto, 50% of Shoppers Food Warehouse, and 100% of Dart Group Financial, Cabot-Morgan Real Estate Company and Total Beverage.

         Trak Auto operates 292 parts stores including 96 Super Trak stores and three Super Trak Warehouse stores in the Washington, D.C.; Richmond, Virginia; Chicago, Illinois; and Los Angeles, California metropolitan areas. Crown Books operates 234 book stores including 68 Super Crown Books stores in the Washington, D.C. area; California; Houston, Texas; Chicago, Illinois; and Seattle, Washington. Shoppers Food Warehouse operates 35 stores in the Washington, D.C. metropolitan area. Cabot-Morgan has interests in shopping centers in the Washington, D.C. metropolitan area. Dart Group Financial buys and holds bankers' acceptances. Total Beverage operates three beverage super stores in the Washington, D.C. metropolitan area.





CORPORATE HEADQUARTERS: 3300 75TH AVENUE, LANDOVER, MD 20875

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